EX-28.p.iii

Vontobel Asset Management, Inc.

CODE OF ETHICS

Updated: February 2, 2012

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

TABLE OF CONTENTS

			Page(s)
1.	STATEMENT OF GENERAL PRINCIPLES		2
	1.1.	Adherence to Ethical Standards of Vontobel Group	2
	1.2.	Compliance with Applicable U.S. Legislation	2
	1.3.	General Principles	3

2.	DEFINITIONS		4-5

3.	PRINCIPLES FOR DOING BUSINESS		6
	3.1.	Confidentiality	6
	3.2.	Conflicts of Interest	6
	3.3.	Service as a Director	6
	3.4.	Personal Fiduciary Appointments	6
	3.5.	Service on Civic and Charitable Organizations	6
	3.6.	Fees to Consultants and Agents	7
	3.7.	Personal Benefits	7
	3.8.	Personal Fees and Commissions	8
	3.9.	Dealings with Suppliers	8
	3.10.	Borrowing	8
	3.11.	Political Contributions	8
	3.12.	Political Contributions by Vontobel Employees	8-13
	3.13.	Duty to Report Violations or Potential Conflicts of Interest	13
	3.14.	Full Disclosure	13
	3.15.	Policy for Portfolio Holding Disclosure	14

4.	PERSONAL SECURITIES TRANSACTIONS		15
	4.1.	Summary	15
	4.2.	Prohibited and Restricted Transactions	15
	4.3.	Blackout Period	16
	4.4.	Short-Term Trading	17
	4.5.	Prior Written Clearance of Personal Securities Trades	17-19
		and Full Disclosure of Securities Holdings

5.	INSIDER TRADING		20
	5.1.	Policy and Policy Statement	20
	5.2.	Elements of Insider Trading	21
	5.3.	Penalties for Insider Trading	22
	5.4.	Procedures	22
	5.5.	Supervision	23-24

Appendix A	Excerpts from cited SEC legislation	25
Appendix B	Officers authorized to approve trades	35
Appendix C	Security list (included and excluded)	36

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

1.	STATEMENT OF GENERAL PRINCIPLES

1.1	Adherence to Ethical Standards of Vontobel Group

The emphasis placed on the observance of the highest ethical standards by the Vontobel Group’s management is well known to the Swiss financial marketplace. The cornerstones of its standing in the financial community are its integrity and, as a predominantly family- controlled organization, its independence from commercial considerations that could lead it to place its own interest before that of its clients. As a subsidiary of Vontobel Holding, Vontobel Asset Management, Inc. is held to the same standards of ethical conduct that govern the business activities of the Vontobel Group.

1.2	Compliance with Applicable U.S. Legislation

As an investment adviser registered with the US Securities and Exchange Commission (“SEC”), Vontobel Asset Management, Inc. is subject to the provisions of the Investment Advisers Act of 1940 (the “Advisers Act”). Rule 204A-1 under the Advisers Act requires all investment advisers to adopt and maintain a code of ethics and requires the adviser’s personnel to prepare and submit certain specified reports. A copy of Section 204A-1 is included in Appendix A.

Section 206 of the Advisers Act provides that it shall be unlawful for any investment adviser:

(1)	to employ any device, scheme, or artifice to defraud any client or prospective client;

(2)	to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;

(3)	acting as principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction;

(4)	to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

Vontobel Asset Management, Inc. is also subject to certain provisions of the Investment Company Act of 1940 (“the Investment Company Act”) with respect to fraudulent trading, as discussed in Section 4 hereunder, and the Insider Trading and Securities Fraud Enforcement Act of 1988, as discussed in Section 5 hereunder.

Vontobel Personnel shall at all times comply with these and all other laws and regulations that may be applicable to Vontobel Asset Management, Inc.’s business. In some instances, where such laws and regulations may be ambiguous and difficult to interpret, Vontobel Personnel shall seek the advice of Vontobel Asset Management, Inc.’s management, who shall obtain the advice of outside counsel as is necessary to comply with this policy of observance of all applicable laws and regulations. Excerpts from the securities legislation cited above are provided in Appendix A.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

1.3	General Principles

This Code of Ethics is based on the following principles:

(a)	The officers, directors and employees of Vontobel Asset Management, Inc. owe a fiduciary duty to all Vontobel Clients and, therefore, must at all times place the interests of Vontobel Clients ahead of their own.

(b)	Vontobel Personnel shall avoid any conduct that could create any actual or potential conflict of interest, and must ensure that their personal securities transactions do not in any way interfere with, or appear to take advantage of, the portfolio transactions undertaken on behalf of Vontobel Clients.

(c)	Vontobel Personnel shall not take inappropriate advantage of their positions with Vontobel Asset Management, Inc. to secure personal benefits that would otherwise be unavailable to them.

It is imperative that all Vontobel Personnel avoid any situation that might compromise, or call into question, the exercise of fully independent judgment in the interests of Vontobel Clients. All Vontobel Personnel are expected to adhere to these general principles in the conduct of the firm’s business, even in situations that are not specifically addressed in this Code’s provisions, procedures and restrictions. Serious and/or repeated violations of this Code may constitute grounds for dismissal.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

2.	DEFINITIONS

For purposes of this Code:

“Beneficial Ownership” and “Beneficial Owner(s)” shall be as defined in Section 16 of the Securities Exchange Act of 1934, which, generally speaking, encompasses those situations where the Beneficial Owner has the right to enjoy some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner (see Appendix A). This would include:

(a)	securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly;

(b)	securities held in the name of a member of his or her immediate family or any adult living in the same household;

(c)	securities held by a trustee, executor, administrator, custodian or broker;

(d)	securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

(e)	securities held by a corporation which can be regarded as a personal holding company of a person; and

(f)	securities recently purchased by a person and awaiting transfer into his or her name.

The “Corporation” shall mean Vontobel Asset Management, Inc.

“Security” shall have the meaning set forth in Section 202(a)(18)of the Advisers Act (see Appendix A), irrespective of whether the issuer is a US or non-US entity and whether the security is being held by a US or non-US custodian or, directly or indirectly, in personal custody; except that it shall not include:

•	shares of an investment club account

•	securities issued by the US Government or US federal agencies that are direct obligations of the US

•	bankers’ acceptances, bank certificates of deposits and commercial paper

•	shares of registered open-end investment companies (mutual funds) that Vontobel does not advise or sub-advise

•	ETFs that Vontobel does not manage and that are based on a broad-based index

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

•	common securities indicies

•	commodities or commodity futures

In addition to the items defined to be securities in Section 202(a)(18) of the Advisers Act, the following are expressly deemed to be securities subject to this Code:

•	ADR’s, ADS’s, GDR’s,

•	any type of preferred stock

•	corporate bonds

•	shares of registered open-end investment companies (mutual funds) that Vontobel advises or sub-advises.

•	closed-end investment funds that Vontobel advises or sub-advises.

For a more complete listing of items that are and are not securities please refer to Appendix C.

“Purchase or sale of a security” shall include the writing of an option to purchase or sell a security.

A security is “being considered for purchase or sale” or is “being purchased or sold” when a recommendation to purchase or sell the security by a Vontobel Asset Management, Inc. portfolio manager is under serious consideration or has already been made and the transaction executed.

“Restricted List” shall mean the list of securities (i) being considered for purchase or sale on behalf of a Vontobel Client; or (ii) being purchased or sold by a Vontobel Client.

“Vontobel Client(s)” shall mean both individual and institutional clients (including corporations, investment companies, trusts, endowments, foundations and other legal entities), whether resident or non-US-resident, for whom Vontobel Asset Management, Inc. provides investment supervisory services (discretionary management) or manages investment advisory accounts not involving investment supervisory services (non-discretionary management).

“Vontobel Employee(s)” shall include officers and employees of the Corporation.

“Vontobel Personnel” shall include officers, employees and directors of the Corporation.

“New Security” shall mean the establishment of a position which is not currently held by a client portfolio on the day the position is established.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

3.	PRINCIPLES FOR DOING BUSINESS

3.1	Confidentiality

Confidentiality is a fundamental principle of the investment management business.

Vontobel Employees must maintain the confidential relationship between the Corporation and each of its Clients. Confidential information such as the identity of Vontobel Clients and the extent of their account relationship, must be held inviolate by those to whom it is entrusted and must never be discussed outside the normal and necessary course of the Corporation’s business. To the extent possible, all information concerning Vontobel Clients and their accounts shall be shared among Vontobel Employees on a strictly need-to-know basis. In this regard, Vontobel Employees shall be careful not to divulge to their colleagues or any third party any information concerning a Vontobel Client that could be considered “inside information”, as that term is defined in Section 5 hereof.

3.2	Conflicts of Interest

It shall be the first obligation of every Vontobel Employee to fulfill his or her fiduciary duty to Vontobel Clients. No Vontobel Employee shall undertake any outside employment, or engage in any personal business interest, that would interfere with the performance of this fiduciary duty. No Vontobel Employee may act on behalf of the Corporation in any transaction involving persons or organizations with whom he or she, or his or her family, have any significant connection or financial interest. In any closely held enterprise, even a modest financial interest held by the Vontobel Employee, or any member of his or her family, should be viewed as significant.

3.3	Service as an Outside Director

No Vontobel Employee shall become a director or any official of a business organized for profit without first obtaining written approval from the Board of Directors of the Corporation based upon its determination that such board service would not be inconsistent with the interests of the Corporation and its Clients.

3.4	Personal Fiduciary Appointments

No Vontobel Employee shall accept a personal fiduciary appointment without first obtaining the written approval of the Board of Directors of the Corporation, unless such appointment results from a close family relationship.

3.5	Service on Civic and Charitable Organizations

The Corporation encourages its employees to participate in local civic and charitable activities. In some cases, however, it may be improper for a Vontobel Employee to serve as a member, director, officer or employee of a municipal corporation, agency, school board, or library board. Such service is appropriate when adequate assurances, in writing, are first given to the Corporation that business relationships between the Corporation and such entities would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interest.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

3.6	Fees to Consultants and Agents

Any and all fees and payments, direct or indirect, to consultants, agents, solicitors and other third-party providers of professional services must be approved by the Chief Executive Officer prior to conclusion of any formal arrangements for services. No remuneration or consideration of any type shall be given by any Vontobel Employee to any person or organization outside of a contractual relationship that has received the prior approval of the Chief Executive Officer.

3.7	Personal Benefits

No Vontobel Employee, or member of his or her family, may give or accept a personal gift, benefit, service, form of entertainment, or anything of more than de minimis or nominal value ($200) (“gift”) from Vontobel Clients, suppliers, service providers, brokers and all other parties with whom the Corporation has contractual or other business arrangements (“Vontobel Client”), if such gift is made because of the recipient’s affiliation with the Corporation or with a Vontobel Employee.

Any Vontobel Employee who receives a gift, regardless of value, from a Vontobel Client shall promptly notify the Chief Compliance Officer, or his designee, via an online compliance system known as Employee TradeSphere.

Vontobel has retained a third party service provider, Financial Tracking Technologies, LLC (FTT), to provide web-based automated compliance services. Among a suite of compliance-related offerings by FTT, the employee compliance module, Employee TradeSphere (ETS), is a portal through which employees meet their compliance obligations. Through this secure, web-based platform, Vontobel Employees are able to perform a variety of compliance- related tasks, including, among other tasks:

•	Personal trade pre-clearance

•	Code of Ethics delivery and certification

•	Compliance Manual delivery and certification

•	Political contribution pre-clearance and certification

•	Gifts giving or acceptance pre-clearance

•	Personal account establishment or modification

•	Holdings and Transactions reporting and certification

•	Outside Business Activity

A request for gift pre-clearance is made on ETS through a 4-step, paperless process:

(1)	An employee enters ETS through a login and password on their website;

(2)	After logging in, the employee locates the new activity tab, the clicking of which opens a web form containing the fields necessary to enter information about the proposed gift;

(3)

Once the necessary information has been filled in, the request is then sent electronically for approval or denial to the Chief Compliance Officer or designee who shall determine whether the gift exceeds the de minimis value and whether the gift

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

shall be retained by the Vontobel Employee or member of his or her family, returned to the donor, or donated without tax deduction to a charitable organization selected by the Chief Compliance Officer, subject to the approval of the Chief Executive Officer. Where the value of the gift is not readily ascertainable, the Chief Compliance Officer or designee shall make a good faith determination of the gift’s value based on the known value of comparable items; and,

(4)	The decision of the Chief Compliance Officer or designee is then sent via email to the Vontobel Employee, who may not accept the gift until such decision has been received.

Any Vontobel Employee who wishes to give a gift, regardless of value, to a Vontobel Client shall promptly pre-clear the gift with the Chief Compliance Officer or designee in the manner described above and may give the gift only upon prior approval. The Chief Compliance Officer or designee shall determine whether the gift exceeds the de minimis value and whether the gift shall be given by the Vontobel Employee.

3.8	Personal Fees and Commissions

No Vontobel Employee shall accept personal fees, commissions or any other form of remuneration in connection with any transactions on behalf of the Corporation or any of its Clients.

3.9	Dealings with Suppliers

Vontobel Employees shall award orders or contracts to outside suppliers on behalf of the Corporation solely on the basis of merit and competitive pricing, without regard to favoritism or nepotism.

3.10	Borrowing

No Vontobel Employee, or member of his or her family, may borrow money from any Vontobel Client or any of the Corporation’s suppliers, service providers, brokers and all other parties with whom the Corporation has contractual or other business arrangements under any circumstances.

3.11	Political Contributions by Vontobel

Vontobel Asset Management, Inc. shall make no contributions to political parties or candidates for public office.

3.12	Political Contributions by Vontobel Employees – “Pay to Play” Policy

I.	PURPOSE

This Policy establishes the procedures through which Vontobel will comply with Rule 206(4)-5 under the Investment Advisers Act of 1940 (“Advisers Act”) and related recordkeeping rules in Advisers Act Rule 204-2, regarding political activity by investment advisers who do business with government entities.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

The intent of Advisers Act Rule 206(4)-5 is to remove the connection between political contributions to state and local officials who may have influence over the awarding of government and public pension investment advisory business (i.e., “pay-to-play” practices). Rule 206(4)-5 is designed to address pay-to-play practices by:

•

Prohibiting investment advisers from being compensated for investment advisory services provided to a state or local government entity for two years if covered employees of the firm make political contributions to certain officials of that government entity in excess of certain de minimis levels;

•	Prohibiting solicitation or coordination of political contributions to such officials or certain state or local party committees;

•	Only allowing employees of the investment adviser and certain regulated entities to solicit investment advisory business from government entities; and

•

Requiring investment advisers to maintain books and records relating to state and local government entity clients, political contributions, use of placement agents, and information relating to covered employees.

II.	DEFINITIONS

A.	Contribution means any payment, gift, subscription, loan, advance, or deposit of money or anything of value made for:

1.	The purpose of influencing any election for federal, state or local office;

2.	The payment of debt incurred in connection with any such election; or

3.	Transition or inaugural expenses incurred by the successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association); or the inaugural committee or transition team of a successful candidate. Volunteer services provided to a campaign by Vontobel Employees on their own personal time are not considered Contributions.

B. Covered Associate means, for purposes of this Policy, all Vontobel Employees. The determination of whether any other person or entity is a Covered Associate shall be made by the Compliance Department.

C. Solicit a Government Entity for Investment Advisory Services means a direct or indirect communication with a state or local Public Official or Government Entity for the purpose of obtaining or retaining Investment Advisory Services. The following are examples of when such solicitation may result:

1.	Leading, participating in or being present at a sales/solicitation meeting with a state or local Public Official or Government Entity, such as a government pension plan or general fund;

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

2.	Holding oneself out as part of the investment advisory services sales/solicitation effort with a state or local Public Official or Government Entity;

3.	Signing a submission to a Request for Proposal in connection with Investment Advisory Services with a state or local Public Official or Government entity;

4.	Receiving a finder’s fee for helping Vontobel obtain or retain Investment Advisory Services with a state or local Government Entity; and,

5.	Making introductions between Public Officials and one or more Vontobel Employees.

All specific questions regarding activities that may be considered an impermissible solicitation under this Policy should be directed to the Compliance Department.

D. Public Official means any person (including any election committee for the person) who was, at the time of the Contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity.

E. Government Entity means any state or local government; any agency, authority or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant-directed government plan (such as 529, 403(b), or 457 plans).

F. Investment Advisory Services - The types of business subject to SEC Rule 206(4)-5 include:

1.	Providing investment advisory services directly to a Government Entity;

2.	Being an adviser (e.g., general or managing partner) or sub-adviser to the following types of investment pools/funds:

(a)	Investment pools/funds that are registered with the SEC (such as mutual funds) that are offered by a Government Entity in a government-sponsored plan (such as a 529, 403(b), or 457 plan) as an option for participants/retirees to invest in. Unless the registered investment pool/fund is offered as an option in such government plan, a Government Entity merely investing in the registered pool is NOT covered.

(b)	Investment pools/funds that are not registered with the SEC, such as hedge funds, private equity funds, venture capital funds, and collective investment trusts in which Government Entities invest.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

G. Coordinating Contributions means bundling, pooling, delivering or otherwise facilitating the Contributions made by other persons.

H. Soliciting Contributions means to communicate, directly or indirectly, for the purpose of obtaining or arranging a Contribution.

G. Political Action Committee (PAC) includes, but is not limited to, political committees generally referred to as PACs, such as separate segregated funds or non-connected committees within the meaning of the Federal Election Campaign Act, or any state or local law equivalent.

III.	POLICIES AND PROCEDURES FOR POLITICAL ACTIVITY BY COVERED ASSOCIATES

A.	Pre-Approval of Contributions, Coordination and Solicitation of Contributions, and Fundraising

1.	Contributions: All Vontobel Employees are required to obtain approval from the Compliance Department prior to making any Contribution. Vontobel Employees may request such approval via a specially designated web form in ETS in the manner described above in Section 3.7. The Compliance Department will review and evaluate each Contribution request to determine whether the Contribution is permissible based upon the requirements of Rule 206(4)-5 and any other Vontobel policy.

2.	Coordinating or Soliciting Contributions, or Political Fundraising: Also via ETS, all Vontobel Employees must obtain approval from the Compliance Department prior to Coordinating or Soliciting Contributions, or engaging in any other political fundraising.

B.	Prohibition Against Establishing or Controlling a Political Action Committee

Vontobel Employees are prohibited from establishing, controlling, contributing to or otherwise being involved with a PAC without pre-approval from the Compliance Department.

C.	Examples of Permissible or Potentially Permissible Contributions; Pre-Approval Required

Although all Vontobel Employee Contributions must be pre-approved by the Compliance Department, the Contributions described below are examples of those which may be approved pursuant to the pre-approval process.

Contributions to any Public Official, if:

1.	The Vontobel Employee is entitled to vote for such Public Official and the Contribution(s) do not exceed $350 per election; or

2.	The Vontobel Employee is not entitled to vote for such Public Official and the Contribution(s) do not exceed $150 per election.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

All other requested Contributions will be considered on a case-by-case basis and will only be permitted if the Compliance Department determines that such Contribution will not violate Rule 206(4)-5.

D.	Indirect Contributions

Vontobel Employees are prohibited from performing any act which would result in a violation of Rule 206(4)-5 and/or this Policy, whether directly or indirectly, or through or by any other person or means. This means that they may not use other persons or entities, including Vontobel affiliates, placement agents, or third-party PACs, as “conduits” to circumvent Rule 206(4)-5 and/or this Policy. Contributions made by others (for example, spouses, family members, attorneys, businesses, etc.) at the direction or suggestion of an Vontobel Employee are considered to be made by that Vontobel Employee for purposes of this Policy and must be pre-cleared.

E.	Volunteering for a Campaign

Vontobel Employees are not prohibited from volunteering to serve on political campaigns or providing any other services that would not be considered a Contribution under this Policy. However, no Vontobel Employee may undertake any political activity (i) using Vontobel’s name, (ii) during working hours, (iii) on Vontobel’ premises and/or (iv) with the use of any Vontobel equipment, property or personnel without obtaining pre-approval from the Compliance Department via ETS.

F.	Quarterly Political Contributions Certification Form

At the end of each calendar quarter, Vontobel Employees are required to report and certify to the Compliance Department via a specially designated web form in ETS their political contributions for the quarter. The Compliance Department will review the report for any Contributions that were not pre-cleared or otherwise violated this Policy and take corrective action as prescribed under Rule 206(4)-5.

G.	New Vontobel Employees

Because Contributions made within two years prior to becoming a Vontobel Employee may trigger a ban on receiving compensation for Advisory Services, the Compliance Department will review each individual’s prior Contributions before allowing him or her to become an Vontobel Employee.

IV.	POLICIES AND PROCEDURES REGARDING THE USE OF PLACEMENT AGENTS

No Vontobel Employee may directly or indirectly use a third-party or an affiliate (i.e., anyone who is not an Employee of Vontobel) to solicit a Public Official or Government Entity for Investment Advisory Services without pre-approval from the Compliance Department. Among other things, the Compliance Department will ensure that the third-party or affiliate is a permissible placement agent under Rule 206(4)-5 and applicable state and local statutes.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

V.	RECORDKEEPING

A.	Records Retention

Please note that the Compliance Department will keep necessary records based on the information gathered under this Policy, in compliance with Rule 204-2. Specifically, the Compliance Department will maintain:

1.	A list of the names, titles and business and residence addresses of all Covered Associates;

2.	A list of all Government Entities to which Vontobel provides or has provided Investment Advisory Services, or which are or were investors in any covered investment pool to which Vontobel provides or has provided investment advisory services in the past five years;

3.	A list of all Contributions made by Vontobel or any of its Covered Associates, which identifies in chronological order:

a.	The name and title of each contributor;

b.	The name and title (including any city/county/State or other political subdivision) of each recipient of a Contribution;

c.	The amount and date of each Contribution; and,

d.	Whether any such Contribution was the subject of the exception for certain returned contributions pursuant to Rule 275.206(4)-5(b)(2)

4.	The name and business address of each regulated person to whom Vontobel provides or agrees to provide, directly or indirectly, payment to solicit a Government Entity for Investment Advisory Services on its behalf, in accordance with Rule 275.206(4)-5(a)(2).

3.13	Duty to Report Violations or Potential Conflicts of Interest

The Corporation’s management and Board of Directors must be informed at all times of matters that may constitute violations of this Code of Ethics, or that may be considered of fraudulent or illegal nature, or potentially injurious to the good reputation of the Corporation or the Vontobel Group. Vontobel Employees shall have a duty to report such events immediately to the Chief Compliance Officer or the Chief Executive Officer or, if such events concern the Corporation’s management, they should be reported to the Chairman.

3.14	Full Disclosure

In responding to requests for information concerning the Corporation’s business practices from the Corporation’s internal or independent accountants and auditors, counsel, regulatory agencies or other third parties, Vontobel Employees shall be truthful in their communications and shall make full disclosure at all times.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

3.15	Policy for Portfolio Holding Disclosure

For existing separate, institutional and commingled accounts (or the consultant representing the account), advised and sub-advised portfolios and managed accounts, full portfolio holdings are available upon request by the client or the consultant representing the client. Full portfolio holdings for representative accounts will be disseminated monthly with a 30 day lag to consultant databases, RFP’s, questionnaires, client reports, marketing books, and finals presentations.

Top 10 holdings with portfolio weightings for representative accounts will be disseminated monthly and or quarterly with a 10 day lag to consultant databases, upon client request, questionnaires, RFP’s, quarterly client reports, marketing books, and finals presentations.

Sector, industry, and country weightings will be made available to existing clients upon request as of the most recent month end with no lag. Sector, industry and country weightings for representative accounts will be disseminated monthly with no lag to consultant databases, RFP’s, questionnaires, quarterly client reports, upon client request, marketing books, and finals presentations.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

4.	PERSONAL SECURITIES TRANSACTIONS

4.1	Summary

This Section 4 of the Code of Ethics is based upon Rule 204A-1 under the Advisers Act which requires investment advisers to adopt policies and procedures relating to, among other things, the personal securities transactions of their employees. The key provisions of this Code with respect to personal trading are summarized as follows:

•	Prohibition on investing in initial public offerings

•	Restrictions on investing in private placements

•	Prior written clearance of personal trades

•	Seven-day blackout period

•	Thirty-day ban on short-term trading profits of securities held, or being considered for purchase for the portfolios of Vontobel Clients

•	Full disclosure of all securities trades and securities holdings

4.2	Prohibited and Restricted Transactions

4.2.1	Rule 204A-1 requires investment advisers to adopt written codes of ethics designed to reflect the business standards and fiduciary obligations of its employees, to prevent fraudulent trading and, further, to use reasonable diligence and institute procedures reasonably necessary to prevent violations of their code of ethics. Vontobel Employees shall not engage in any act, practice or course of conduct that would violate the provisions of Rule 204A-1 under the Advisers Act or any other provisions of the federal securities laws.

All Vontobel Personnel are considered “access persons” as that term is defined under Rule 204A-1 of the Advisers Act. As may be required by the investment companies for which it acts as adviser or subadviser, Vontobel shall provide periodic reports with respect to the personal securities transactions of its access persons, as well as an annual compliance report.

No Vontobel Employee shall purchase or sell, directly or indirectly, any security listed on the firm’s Restricted List; except that the prohibitions of this section shall not apply to:

(a)	purchases or sales which are non-volitional on the part of any Vontobel Employee;

(b)	purchases which are part of an automatic dividend reinvestment or other plan established by any Vontobel Employee prior to the time the security involved came within the purview of this Code; and

(c)	purchases effected upon the rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

4.2.2	No Vontobel Employee shall acquire any securities in an initial public offering.

4.2.3	No Vontobel Employee shall acquire securities in a private placement without the prior approval of the Chief Compliance Officer or other officer designated by the Chief Executive

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

Officer. The request and subsequent decision are made online via a specially designated web form in ETS as described in Section 3.7. In considering a request to invest in a private placement, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Vontobel Client, and whether the opportunity is being offered to a Vontobel Employee by virtue of his or her position with the Corporation.

4.3	Blackout Period*

4.3.1	No Vontobel Employee shall execute a securities transaction on a day during which Vontobel Asset Management, Inc. has a pending “buy” or “sell” order in that same security for a Vontobel Client or its own account until that order is executed or withdrawn.

4.3.2	Vontobel Employees are prohibited from purchasing or selling a security within seven (7) calendar days before or after the date on which a transaction in the same security is effected for a Vontobel Client.

Should any Vontobel Employee make an authorized personal trade within such blackout period, the Chief Compliance Officer (or, in his absence, any officer authorized to approve trades), shall, in his sole discretion and based on his assessment of the facts and circumstances surrounding such personal trade, determine whether the Vontobel Employee can be deemed to have benefited, or appear to have benefited, from the market effect of the trade for the Vontobel Client. If such officer so determines, the Vontobel Employee shall cancel the trade or promptly disgorge the imputed profit, if any, from his or her personal trade that shall have accrued between the date thereof and the trade date of the transaction in the same security for the Vontobel Client. Imputed profit shall in all cases mean the difference between the price at which the Vontobel Employee transacted and the price at which the trade for the Vontobel Client was transacted.

The prohibitions of this section shall not apply to:

(a)	purchases or sales which are non-volitional on the part of either the Vontobel Employee or the Vontobel Client account;

(b)	purchases or sales which are part of an automatic dividend reinvestment or other plan established by Vontobel Employees prior to the time the security involved came within the purview of this Code;

(c)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

*

The purpose of the blackout period before a client trade is to address front-running violations that occur when personal trades are made shortly before a client trade and benefit from the market effect of that trade. The blackout period after a client trade is intended to allow dissipation of the market effect of the client trade. It is also designed to prevent individuals from benefiting from a trade that is opposite the client trade (e.g., selling a security shortly after a purchase of the same security for a client boosted its price, or purchasing a security shortly after a sale of the same security for a client lowered its price).

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

(d)	purchases or sales on any one day of up to the greater of (i) 2,000 shares or (ii) one (1) percent of the prior ten (10) day average trading volume of any security listed on an exchange and held in a client account (or subsequently purchased for a client’s account). Vontobel’s Chief Compliance Officer along with the firm’s trading desk will review the liquidity of each requested purchase or sale prior to the transaction being approved. No Vontobel Employee will be allowed to effect a purchase or sale of a security while a client has a pending purchase or sale order, for that security, until the client’s order is executed or withdrawn.

4.4	Short-Term Trading

No Vontobel Employee shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities which are owned by a Vontobel Client or which are being considered for purchase on behalf of Vontobel Clients, within thirty (30) calendar days. Any profits realized on such short-term trades must be disgorged and the profits will be paid to a charity selected by the Chief Compliance Officer and the Chief Executive Officer. The Chief Compliance Officer and any other officer authorized by the Chief Executive Officer to approve trades (see Appendix B) may permit exemptions to the prohibition of this section on a case-by-case basis when no abuse is involved and the circumstances of the subject trades, as they are best able to determine, support an exemption, and shall note the reason for any such exemption on the trading authorization form (see 4.5.1. below). Vontobel Employees may sell a security covered by this section at a loss within thirty (30) calendar days of purchase, provided, however, that in such instance the Vontobel Employee may not repurchase the same security in less than thirty (30) calendar days.

4.5	Prior Written Clearance of Personal Securities Trades and Full Disclosure of Securities Holdings

4.5.1	Except with regard to those items listed in Appendix C that have been exempted from the firm’s pre-clearance requirements, all Vontobel Employees shall obtain authorization of their personal securities transactions prior to executing an order. Via a specially designated web form in ETS, a request must be submitted to one of the officers listed in Appendix B, and such officer must give his authorization prior to the Vontobel Employee’s placing a purchase or sell order with a broker. Should such officer deny the request, he will give a reason for the denial. An approved request will remain valid for two (2) business days from the date of the approval

Vontobel has retained a third party service provider, Financial Tracking Technologies, LLC (FTT), to provide web-based automated compliance services. Among a suite of compliance- related offerings by FTT, the Vontobel Employee compliance module, Vontobel Employee TradeSphere (ETS), is a portal through which Vontobel Employees meet their compliance obligations. Through this secure, web-based platform, Vontobel Employees are able to perform personal trade pre-clearance (See Section 3.7 for more information about ETS).

As with Gifts and Political Contributions, a request for authorization for a personal trade is made on ETS through a 4-step, paperless process:

(1)	A Vontobel Employee enters ETS through a login and password on their website;

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

(2)	After logging in, the Vontobel Employee locates the new trade tab, the clicking of which opens a web form containing the fields necessary to enter trade data;

(3)	Once the necessary trade data have been filled in, the request is then sent electronically for approval or denial to a designated officer (See, Appendix B), who, with the assistance of a database, ultimately determines whether the trade is permissible under Code of Ethics strictures; and,

(4)	The decision of the designated officer is then sent via email to the Vontobel Employee, who may not trade until such decision has been received.

Should any Vontobel Employee make an unauthorized personal trade in a security, he or she may be obliged, without benefit of tax deduction, to sell the position promptly and/or disgorge any imputed or realized profit that shall have accrued between the date of such unauthorized personal trade and the date of disgorgement. Profits disgorged by Vontobel Employees pursuant to this Code shall be paid to a charity selected by the Chief Compliance Officer and approved by the Chief Executive Officer.

4.5.2	Vontobel Employees shall instruct their broker(s), including the Corporation’s affiliate brokers, to supply the Chief Compliance Officer, on a timely basis (but in no event more than 30 days after the close of the calendar quarter in which the transactions occurred), with duplicate copies of confirmations of all personal securities transactions and copies of all periodic statements for all securities accounts containing securities in which Vontobel Employees have Beneficial Ownership.

4.5.3	The Chief Compliance Officer, or his designee, shall review the personal securities holdings and transaction reports of Vontobel Employees and evidence such review in writing.

4.5.5	The Chief Compliance Officer shall receive and maintain all reports required hereunder.

4.5.6	All Vontobel Employees shall promptly report to the Chief Compliance Officer any apparent violation of this Code. The Chief Compliance Officer shall conduct an investigation into the alleged violation and, in consultation with the CEO, impose whatever sanctions are appropriate under the circumstances. On a semi-annual basis, the Chief Compliance Officer shall report any violations of the Code to the Board of Directors. The Chief Compliance Officer shall be responsible for maintaining and updating Vontobel’s Code of Ethics.

4.5.7	This Code of Ethics, a copy of each report made by Vontobel Personnel, each memorandum made by the Chief Compliance Officer hereunder, and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Chief Compliance Officer, as required by Rule 204-2(a)(12) of the Advisers Act.

4.5.8	Vontobel Employees shall disclose their personal securities holdings to the Chief Compliance Officer within ten (10) days of the commencement of employment.

4.5.9

Annually, Vontobel Personnel shall be required to certify that they have (a) read and understand the Code, and recognize that they are subject thereto; (b) instructed each financial institution through which they, or any member of their household, effect securities transactions to send duplicate copies of their account statements and trading

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

confirmations to Vontobel; (c) complied with the requirements of the Code; (d) disclosed and reported all personal securities transactions required to be disclosed; and (e) disclosed all personal securities holdings. Such annual report and certification shall be submitted within thirty (30) days of the end of the calendar year and shall be current as of a date no more than forty-five (45) days before submission.

4.5.10	The Chief Compliance Officer shall prepare an annual report to the Corporation’s Board of Directors. Such report shall (a) include a copy of the Code of Ethics; (b) summarize existing procedures concerning personal investing and any changes in the Code’s policies or procedures during the past year; (c) identify any violations of the Code; and (d) identify any recommended changes in existing restrictions, policies or procedures based upon the Corporation’s experience under the Code, any evolving practices, or developments in applicable laws or regulations.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

5.	INSIDER TRADING

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires that all investment advisers and broker-dealers establish, maintain and enforce written policies and procedures designed to detect and prevent the misuse of material nonpublic information by such investment adviser and/or broker-dealer, or any person associated with the investment adviser and/or broker-dealer.

Section 204A of the Advisers Act states that an investment adviser must adopt and disseminate written policies with respect to ITSFEA, and an investment adviser must also vigilantly review, update and enforce them. Accordingly, Vontobel Asset Management, Inc. has adopted the following policy, procedures and supervisory procedures as an integral part of its Code of Ethics applicable to all of its officers, employees and directors (sometimes referred to herein as Vontobel Personnel).

5.1	Policy

The purpose of this Section 5 is to familiarize Vontobel Personnel with issues concerning insider trading and assist them in putting into context the policy and procedures on insider trading.

Policy Statement:

No Vontobel Personnel may trade in a security, either personally or on behalf of Vontobel Clients, while in possession of material, nonpublic information regarding that security; nor may any officer, employee or director communicate material, nonpublic information to others in violation of the law. This conduct is commonly referred to as “insider trading”. This policy extends to activities within and without the individual job functions of Vontobel Personnel and covers not only their personal transactions, but indirect trading by family, friends and others, or the nonpublic distribution of inside information from them to others. Any questions regarding the policy and procedures should be referred to the Chief Compliance Officer.

The term “insider trading” is not defined in federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or the communication of material nonpublic information to others who may then seek to benefit from such information.

While the law concerning insider trading is not static and may undergo revisions from time to time, it is generally understood that the law prohibits:

(a)	trading by an insider, while in possession of material nonpublic information, or

(b)	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

(c)	communicating material nonpublic information to others.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

5.2	Elements of Insider Trading

5.2.1	Who Is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such service providers. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

5.2.2	What Is Material Information?

Trading on inside information can be the basis for liability when the information is material. In general, information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

5.2.3	What Is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Bloomberg electronic news reports, or in The Wall Street Journal or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type and timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be “effectively” disseminated.)

5.2.4	Legal Bases for Liability

(a)	Fiduciary Duty Theory: In 1980 the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a direct or indirect fiduciary relationship with the issuer or its agents. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading.

(b)	Misappropriation Theory: Another basis for insider trading liability is the “misappropriation theory”, where liability is established when trading occurs on material on nonpublic information that was stolen or misappropriated from any other person.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

5.3	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals and their employers. An individual can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation:

•	civil injunctions

•	treble damages

•	disgorgement of profits

•	jail sentences

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted, and

•	fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

5.4.	Procedures

The following procedures have been established to aid Vontobel Personnel in avoiding insider trading, and to aid in preventing, detecting and imposing sanctions against insider trading. Vontobel Personnel must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

5.4.1	Identifying Inside Information. Before trading for yourself or others, including Vontobel Clients, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(a)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? If this information that would substantially affect the market price of the securities if generally disclosed?

(b)	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace, e.g., by being published electronically by Bloomberg, or in The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should report the matter immediately to the Chief Compliance Officer. Until he has had an opportunity to review the matter, you should not (i) purchase or sell the security on behalf of yourself or others, including Vontobel Clients, and (ii) communicate the information to anyone, other than to the Chief Compliance Officer. After the Chief Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

5.4.2	Personal Security Trading. Each officer, director and employee must instruct their broker(s) to supply the Chief Compliance Officer, on a timely basis, with duplicate copies of confirmations of all personal securities transactions and copies of all periodic statements for all securities accounts owned or controlled by them or their families (including the spouse, minor children, and adults living in the same household), and trusts of which they are trustees or in which they have beneficial ownership or have participated.

5.4.3	Restricting Access to Material Nonpublic Information. Any information in your possession that you identify as material and nonpublic may not be communicated other than in the course of performing your duties to anyone, including your colleagues at Vontobel Asset Management, Inc., with the exception of the Chief Compliance Officer as provided in subparagraph 5.4.1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be locked; access to computer files containing material nonpublic information should be restricted.

5.4.4	Resolving Issues Concerning Insider Trading. If, after considerations of the items set forth in Section 5.2, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

5.5	Supervision

The supervisory role of the Chief Compliance Officer is critical to the implementation and maintenance of this Statement on Insider Trading, and encompasses the following.

5.5.1	Prevention of Insider Trading

To prevent insider trading, the Chief Compliance Officer shall:

•	answer promptly any questions regarding the Statement on Insider Trading

•	resolve issues of whether information received by any officer, employee or director is material and nonpublic

•	update the Statement on Insider Trading and distribute amendments thereto, as necessary, to all officers, employees and directors

•

obtain an annual written acknowledgement from all officers, employees and directors that they have reviewed the Corporation’s Code of Ethics, including the Statement on Insider Trading contained in this Section 5

•	when it has been determined that any officer, director or employee has material nonpublic information:

(i)	implement measures to prevent dissemination of such information, and

(ii)	if necessary, restrict officers, directors and employees from trading the securities.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

5.5.2	Detection of Insider Trading

To detect insider trading, the Chief Compliance Officer shall:

•

Review for each officer, director and employee the periodic account statements and duplicate confirmations forwarded by their brokers to ensure that no trading took place in securities in which the Corporation was in possession of material nonpublic information;

•	review the trading activity of the mutual funds and private account portfolios managed by the Corporation quarterly; and

•	coordinate, if necessary, the review of such reports with other appropriate officers, directors or employees of the Corporation.

5.5.3	Special Reports to Management

Promptly upon learning of a potential violation of the Statement on Insider Trading, the Chief Compliance Officer shall prepare a written report to the Chief Executive Officer and the Board of Directors of the Corporation and, if the violation occurred with respect to an investment company client, provide a copy of such report to the Board of Directors of the investment company concerned.

5.5.4	Annual Reports

On an annual basis, the Chief Compliance Officer shall prepare a written report to the Corporation’s Board of Directors setting forth the following:

•	a summary of the existing procedures to detect and prevent insider trading;

•	full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

•	an evaluation of the current procedures and any recommendations for improvement.

An annual compliance report shall be furnished to the Board of Directors of the investment companies to which the Corporation acts as investment adviser or subadviser.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

APPENDIX A

Excerpts from cited SEC legislation:

•	Rule 204A-1 of the Investment Advisers Act of 1940 - Investment Adviser Code of Ethics

•	Section 204A of the Investment Advisers Act of 1940 - Prevention of Misuse of Nonpublic Information

•	Section 206 of the Investment Advisers Act of 1940 - Prohibited Transactions by Investment Advisers

•	Definitions:

“Beneficial Owner” - as defined in Section 16 of the Securities Exchange Act of 1934

“Security(ies) - as defined in Section 202(a)(18) of the Investment Advisers Act of 1940

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

Rule 204A-1 Investment Adviser Codes of Ethics.

(a) Adoption of code of ethics. If you are an investment adviser registered or required to be registered under section 203 of the Act (15 U.S.C. 80b–3), you must establish, maintain and enforce a written code of ethics that, at a minimum, includes:

(1) A standard (or standards) of business conduct that you require of your supervised persons, which standard must reflect your fiduciary obligations and those of your supervised persons;

(2) Provisions requiring your supervised persons to comply with applicable Federal securities laws;

(3) Provisions that require all of your access persons to report, and you to review, their personal securities transactions and holdings periodically as provided below;

(4) Provisions requiring supervised persons to report any violations of your code of ethics promptly to your chief compliance officer or, provided your chief compliance officer also receives reports of all violations, to other persons you designate in your code of ethics; and

(5) Provisions requiring you to provide each of your supervised persons with a copy of your code of ethics and any amendments, and requiring your supervised persons to provide you with a written acknowledgment of their receipt of the code and any amendments.

(b) Reporting requirements —(1) Holdings reports. The code of ethics must require your access persons to submit to your chief compliance officer or other persons you designate in your code of ethics a report of the access person’s current securities holdings that meets the following requirements:

(i) Content of holdings reports. Each holdings report must contain, at a minimum:

(A) The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

(B) The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

(C) The date the access person submits the report.

(ii) Timing of holdings reports. Your access persons must each submit a holdings report:

(A) No later than 10 days after the person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

(B) At least once each 12-month period thereafter on a date you select, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

(2) Transaction reports. The code of ethics must require access persons to submit to your chief compliance officer or other persons you designate in your code of ethics securities transactions reports that meet the following requirements:

(i) Content of transaction reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

(A) The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(B) The nature of the transaction ( i.e. , purchase, sale or any other type of acquisition or disposition);

(C) The price of the security at which the transaction was effected;

(D) The name of the broker, dealer or bank with or through which the transaction was effected; and

(E) The date the access person submits the report.

(ii) Timing of transaction reports. Each access person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

(3) Exceptions from reporting requirements. Your code of ethics need not require an access person to submit:

(i) Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

(ii) A transaction report with respect to transactions effected pursuant to an automatic investment plan;

(iii) A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that you hold in your records so long as you receive the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

(c) Pre-approval of certain investments. Your code of ethics must require your access persons to obtain your approval before they directly or indirectly acquire beneficial ownership in any security in an initial public offering or in a limited offering.

(d) Small advisers. If you have only one access person ( i.e. , yourself), you are not required to submit reports to yourself or to obtain your own approval for investments in any security in an initial public offering or in a limited offering, if you maintain records of all of your holdings and transactions that this section would otherwise require you to report.

(e) Definitions. For the purpose of this section:

(1) Access person means:

(i) Any of your supervised persons:

(A) Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

(B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(ii) If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.

(2) Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(3) Beneficial ownership is interpreted in the same manner as it would be under §240.16a–1(a)(2) of this chapter in determining whether a person has beneficial ownership of a security for purposes of section 16 of the Securities Exchange Act of 1934 (15 U.S.C. 78p) and the rules and regulations thereunder. Any report required by paragraph (b) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

(4) Federal securities laws means the Securities Act of 1933 (15 U.S.C. 77a–aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a–mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107–204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), title V of the Gramm-Leach-Bliley Act (Pub. L. 106–102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311–5314; 5316–5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

(5) Fund means an investment company registered under the Investment Company Act.

(6) Initial public offering means an offering of securities registered under the Securities Act of 1933 (15 U.S.C. 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)).

(7) Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77d(6)) or pursuant to §§230.504, 230.505, or 230.506 of this chapter.

(8) Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

(9)	Reportable fund means:

(i) Any fund for which you serve as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 U.S.C. 80a–2(a)(20)) ( i.e. , in most cases you must be approved by the fund’s board of directors before you can serve); or

(ii) Any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (15 U.S.C. 80a–2(a)(9)).

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

(10) Reportable security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b–2(a)(18)), except that it does not include:

(i) Direct obligations of the Government of the United States;

(ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii) Shares issued by money market funds;

(iv) Shares issued by open-end funds other than reportable funds; and

(v) Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are reportable funds.

[69 FR 41708, July 9, 2004]

Section 206 of the Investment Advisers Act of 1940

Prohibited Transactions by Investment Advisers

It shall be unlawful for any investment adviser, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly–

(1)	to employ any device, scheme, or artifice to defraud any client or prospective client;

(2)	to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;

(3)	acting as principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph (3) shall not apply to any transaction with a customer of a broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction;

(4)	to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. The Commission shall, for the purposes of this paragraph (4) by rules and regulations define, and prescribe means reasonably designed to prevent, such acts, practices, and courses of business as are fraudulent, deceptive, or manipulative.

Section 206A of the Investment Advisers Act of 1940

Exemptions

The Commission, by rules and regulations, upon its own motion, or by order upon application, may conditionally or unconditionally exempt any person or transaction, or any class or classes or persons, or transactions, from any provision or provisions of this title or of any rule or regulation thereunder, if and to the extent that such exemption is necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of this title.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

Section 204A of the Investment Advisers Act of 1940

Prevention of Misuse of Nonpublic Information

Every investment adviser subject to section 204 of this title shall establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse in violation of this Act or the Securities Exchange Act of 1934, or the rules or regulations thereunder, of material, nonpublic information by such investment adviser or any person associated with such investment adviser. The Commission, as it deems necessary or appropriate in the public interest or for the protection of investors, shall adopt rules or regulations to require specific policies or procedures reasonably designed to prevent misuse in violation of this Act or the Securities Exchange Act of 1934 (or the rules or regulations thereunder) of material, nonpublic information.

Definitions:

“Beneficial Owner” - as defined in Section 16 of the Securities Exchange Act of 1934 - The term beneficial owner shall have the following applications:

Solely for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered pursuant to section 12 of the Act, the term “beneficial owner” shall mean any person who is deemed a beneficial owner pursuant to section 13(d) of the Act and the rules thereunder; provided, however, that the following institutions or persons shall not be deemed the beneficial owner of securities of such class held for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business (or in the case of an employee benefit plan specified in paragraph (a)(1)(vi) of this section, of securities of such class allocated to plan participants where participants have voting power) as long as such shares are acquired by such institutions or persons without the purpose or effect of changing or influencing control of the issuer or engaging in any arrangement subject to Rule 13d-3(b) (§ 240.13d-3(b)):

•	A broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

•	A bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

•	An insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

•	An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

•	Any person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) or under the laws of any state;

•

An employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq. (“ERISA”) that is subject to the provisions of ERISA, or any such plan that is not subject to ERISA that is maintained primarily for the benefit of the employees of a state or local government or instrumentality, or an endowment fund;

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

•

A parent holding company or control person, provided the aggregate amount held directly by the parent or control person, and directly and indirectly by their subsidiaries or affiliates that are not persons specified in paragraphs (a)(1)(i) through (ix), does not exceed one percent of the securities of the subject class;

•	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

•	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3); and

•	A group, provided that all the members are persons specified in § 240.16a-1(a)(1)(i) through (ix).

•	A group, provided that all the members are persons specified in § 240.16a-1(a)(1) (i) through (vii).

Note to paragraph (a). Pursuant to this section, a person deemed a beneficial owner of more than ten percent of any class of equity securities registered under section 12 of the Act would file a Form 3 (§ 249.103), but the securities holdings disclosed on Form 3, and changes in beneficial ownership reported on subsequent Forms 4 (§ 249.104) or 5 (§ 249.105), would be determined by the definition of “beneficial owner” in paragraph (a)(2) of this section.

Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also § 240.16a-1(a)(4);

A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

A person’s right to dividends that are separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

A person’s interest in securities held by a trust, as specified in § 240.16a-8(b); and

A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

Where more than one person subject to section 16 of the Act is deemed to be a beneficial owner of the same equity securities, all such persons must report as beneficial owners of the securities, either separately or jointly, as provided in § 240.16a-3(j). In such cases, the amount of short-swing profit recoverable shall not be increased above the amount recoverable if there were only one beneficial owner.

Any person filing a statement pursuant to section 16(a) of the Act may state that the filing shall not be deemed an admission that such person is, for purposes of section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by the statement.

The following interests are deemed not to confer beneficial ownership for purposes of section 16 of the Act:

Interests in portfolio securities held by any holding company registered under the Public Utility Holding Company Act of 1935 (15 U.S.C. 79a et seq.);

Interests in portfolio securities held by any investment company registered under the Investment Company Act of 1940 (15 U.S.C. 80a-1 et seq.); and

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

Interests in securities comprising part of a broad-based, publicly traded market basket or index of stocks, approved for trading by the appropriate federal governmental authority.

The term call equivalent position shall mean a derivative security position that increases in value as the value of the underlying equity increases, including, but not limited to, a long convertible security, a long call option, and a short put option position.

The term derivative securities shall mean any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security, but shall not include:

Rights of a pledgee of securities to sell the pledged securities;

Rights of all holders of a class of securities of an issuer to receive securities pro rata, or obligations to dispose of securities, as a result of a merger, exchange offer, or consolidation involving the issuer of the securities;

Rights or obligations to surrender a security, or have a security withheld, upon the receipt or exercise of a derivative security or the receipt or vesting of equity securities, in order to satisfy the exercise price or the tax withholding consequences of receipt, exercise or vesting;

Interests in broad-based index options, broad-based index futures, and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority;

Interests or rights to participate in employee benefit plans of the issuer;

Rights with an exercise or conversion privilege at a price that is not fixed; or

Options granted to an underwriter in a registered public offering for the purpose of satisfying over-allotments in such offering.

The term equity security of such issuer shall mean any equity security or derivative security relating to an issuer, whether or not issued by that issuer.

The term immediate family shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

The term “officer” shall mean an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries shall be deemed officers of the issuer if they perform such policy-making functions for the issuer. In addition, when the issuer is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership are deemed officers of the limited partnership. When the issuer is a trust, officers or employees of the trustee(s) who perform policy-making functions for the trust are deemed officers of the trust.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

Note: “Policy-making function” is not intended to include policy-making functions that are not significant. If pursuant to Item 401(b) of Regulation S-K (§ 229.401(b)) the issuer identifies a person as an “executive officer,” it is presumed that the Board of Directors has made that judgment and that the persons so identified are the officers for purposes of Section 16 of the Act, as are such other persons enumerated in this paragraph (f) but not in Item 401(b).

The term portfolio securities shall mean all securities owned by an entity, other than securities issued by the entity.

The term put equivalent position shall mean a derivative security position that increases in value as the value of the underlying equity decreases, including, but not limited to, a long put option and a short call option position.

“Security(ies) - as defined in Section 202(a)(18) of the Investment Advisers Act of 1940 - “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

APPENDIX B

Officers authorized to approve trades:

Joseph Mastoloni

Henry Schlegel

Thomas Wittwer

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87

Vontobel Asset Management, Inc.

APPENDIX C

The following items are expressly included within the Code’s definition of “Security” and must be pre-cleared:

•	Equity security

•	warrants

•	rights

•	convertible security

•	ADR’s, ADS’s, GDR’s

•	any type of preferred stock

•	corporate bonds

•	shares of registered open-end investment companies (mutual funds) that Vontobel advises or sub-advises

•	closed-end investment funds that Vontobel advises or sub-advises

The following items are expressly excluded from the Code’s definition of “Security” and do not require pre-clearance:

•	shares of an investment club account

•	securities issued by the US Government or US federal agencies that are direct obligations of the US

•	bankers’ acceptances, bank certificates of deposits and commercial paper

•	shares of registered open-end investment companies (mutual funds) that Vontobel does not advise or sub-advise

•	ETFs that Vontobel does not manage and that are based on a broad-based index

•	common securities indicies

•	commodities or commodity futures

Vontobel Asset Management, Inc.	1540 Broadway, 38th Floor New York, N.Y.10036	Telephone +1-212-415 70 00 Telefax +1-212-415-70 87